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                                                          EXHIBIT 4.10

          THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 3, 1996, between IMC GLOBAL INC., formerly known as IMC Fertilizer Group, Inc., a Delaware corporation (hereinafter called the "Company"), having its principal executive offices at 2100 Sanders Road, Northbrook, IL 60062, and THE BANK OF NEW YORK, a corporation duly organized and existing under the laws of the United States of America, as successor trustee to NationsBank of Georgia (hereinafter called the "Trustee"), amends and supplements the Indenture providing for the issuance of Senior Debt Securities in Series, dated as of October 1, 1993, between the Company and the Trustee (the "Original Indenture") and the Supplemental Indenture dated as of October 1, 1993 between the Company and the Trustee (the "First Supplemental Indenture"), and to the extent inconsistent therewith, supersedes the Original Indenture and the First Supplemental Indenture.


                               RECITALS

          WHEREAS, the Company and the Trustee entered into the Original Indenture to provide for the issuance of the Company's Senior Debt Securities in series; and

          WHEREAS, the Company and the Trustee entered into the First Supplemental Indenture which provided for the issuance of a series of Senior Debt Securities pursuant to the Original Indenture known as the 9 1/4% Senior Notes due 2000 (the "Notes"); and

          WHEREAS, holders of more than a majority of the aggregate outstanding principal amount of the Notes have consented to the execution by the Company and the Trustee of a supplemental indenture pursuant to which certain covenants in the Original Indenture and First Supplemental Indenture shall be deleted and certain other provisions thereof shall be amended; and

          WHEREAS, Section 9.2 of the Original Indenture provides that the Company and the Trustee may enter into one or more Supplemental Indentures to amend the Original Indenture with the written consent of the holders of a majority of the principal amount of the then outstanding securities of such series.

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

          SECTION 1. Definitions, References. Unless otherwise specifically defined herein, each term used herein which is defined in the Original Indenture or the First Supplemental Indenture shall have the meaning assigned to such term in the Original Indenture or the First Supplemental Indenture, as applicable. Except as amended and supplanted hereby, all of the terms of the Original Indenture and the First Supplemental Indenture shall remain in full force and effect and are hereby confirmed in all respects. Each reference to "hereof," "hereunder," "herein," and "hereby" and each other similar reference, and each reference to "this Agreement" and each other similar

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reference, contained in the Original Indenture or the First
Supplemental Indenture shall from and after the date hereof refer to the Original Indenture as amended by the First Supplemental Indenture and this Second Supplemental Indenture.

          SECTION 2.  Amendment to Article Four of the Original
Indenture.  Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, and 4.12
of the Original Indenture are hereby deleted in their entirety.

          SECTION 3.  Amendment to Article Five of the Original
Indenture. Section 5.1 of the Original Indenture is hereby deleted in its entirety.

          SECTION 4.  Amendment to Article Six of the Original
Indenture. Section 6.1 of the Original Indenture is hereby amended by deleting paragraphs (c), (d), (e), and (f) in their entirety.
Paragraphs (g) and (h) of Section 6.1 of the Original Indenture are hereby redesignated paragraphs (c) and (d).

          SECTION 5.  Amendment to Article Two of the First
Supplemental Indenture. Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7 of the First Supplemental Indenture are hereby deleted in their entirety.

          SECTION 6.  Amendment to Article Three of the First
Supplemental Indenture.  Section 3.1 of the First Supplemental
Indenture is hereby deleted in its entirety.

          SECTION 7. Ratification of Provisions of Original Indenture and First Supplemental Indenture. All provisions of the Original Indenture and the First Supplemental Indenture not specifically herein supplemented or modified are hereby ratified and reaffirmed by the Company and the Trustee.

          SECTION 8. Applicability of Second Supplemental Indenture. The covenants and agreements set forth in this Second Supplemental Indenture shall, unless otherwise determined by the Company and set forth in an amendment hereto, be applicable solely to the Notes.

          SECTION 9. Counterparts. This Second Supplemental Indenture may be executed in counterparts by the parties hereto.

          SECTION 10. Section Headings. The Section headings in this Second Supplement Indenture are inserted for convenience only and shall not be part of this instrument.

          SECTION 11.  Governing Law.  This Second Supplemental
Indenture shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 12. Entire Agreement. This Second Supplemental Indenture, the First Supplemental Indenture, and the Original Indenture as amended hereby constitute the entire agreement and understanding

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between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof.

                           *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all of the day and year first above written.

                                        IMC GLOBAL INC.

                                    By:  M. I. Smith
                                         -----------------------------
                                    Title:  Senior Vice President
                                              and General Counsel

Attest:  Rose Marie Williams
         -------------------------
Title:   Corporate Secretary


                                        THE BANK OF NEW YORK

                                    By:
                                         -----------------------------
                                    Title:

Attest:
         -------------------------
Title: